Exhibit 15

May 6, 2008

To the Board of Directors and Shareholders of Schering-Plough Corporation

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Schering-Plough Corporation and subsidiaries (the “Company”) for the three-month periods ended March 31, 2008 and 2007, and have issued our report dated May 6, 2008. As indicated in our report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, is incorporated by reference in Registration Statements No. 2-83963, No. 33-50606, No. 333-30331, No. 333-87077, No. 333-91440, No. 333-104714, No. 333-105567, No. 333-105568, No. 333-112421, No. 333-121089 and No. 333-134281 on Form S-8, Post Effective Amendment No. 1 to Registration Statement No. 2-84723 on Form S-8, Post Effective Amendment No. 1 to Registration Statement No. 333-105567 on Form S-8 and Registration Statements No. 333-12909, No. 333-30355 and No. 333-145055 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/  Deloitte & Touche LLP

Parsippany, New Jersey

54